Exhibit 10.10.2
AMENDMENT NO. 3 TO
SUBORDINATED CONVERTIBLE NOTE AGREEMENT
     This AMENDMENT NO. 3 TO SUBORDINATED CONVERTIBLE NOTE AGREEMENT (this “Amendment”) is dated as of April 1, 2010 and entered into by and between Cardica, Inc., a Delaware corporation (the “Company”), and Century Medical, Inc. (“Century”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Note Agreement (as defined below).
RECITALS
     WHEREAS, the Company and Century have entered into that certain Convertible Note Agreement dated as of June 16, 2003, as amended by Amendment No. 1 to Subordinated Convertible Note Agreement dated August 6, 2003, and Amendment No. 2 to Subordinated Convertible Note Agreement dated March 30, 2007 (the “Second Note Amendment”) (collectively, the “Note Agreement”);
     WHEREAS, pursuant to the terms of the Note Agreement and the Note issued thereunder, the Company has borrowed from Century $3,000,000;
     WHEREAS, pursuant to the terms of the Second Note Amendment, the Company repaid $1,000,000 of the principal and the maturity date of the remaining principal, including accrued and unpaid interest, was extended for two years to June 17, 2010;
     WHEREAS, pursuant to the terms of the Second Note Amendment, Section 8.7 of the Note Agreement (as numbered prior to the execution of the Second Note Amendment) was inadvertently replaced;
     WHEREAS, the Company has requested an extension of the Maturity Date of the Note to allow the Company to repay the Loan in installments through June 17, 2011;
     WHEREAS, the Company and Century desire to amend the Note Agreement (1) in accordance with the terms hereof to extend the Maturity Date of the Note in consideration of prepayment of $600,000 of the principal under the Note and certain amendments to the distribution arrangement between the parties, and (2) to re-insert the language of Section 8.7 referred to above;
     WHEREAS, the Company and Century desire to amend that certain Distribution Agreement dated as of June 16, 2003, as amended by that certain First Amendment to Distribution Agreement dated March 30, 2007, that certain Second Amendment to Distribution Agreement dated June 13, 2007, and that certain Amendment No. 3 to Distribution Agreement dated January 24, 2008 (collectively, the “Amended Distribution Agreement”);
     WHEREAS, upon execution of this Amendment and concurrent execution of Amendment No. 4 to Distribution Agreement, Schedule I to the Note shall be updated and replaced as more fully described below; and

     WHEREAS, the Company and Century desire to make certain representations, warranties, covenants and agreements in connection with entering into this Amendment and desire to prescribe certain conditions precedent to this Amendment.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1. AMENDMENTS TO THE NOTE AGREEMENT
1.1 The title “Subordinated Convertible Note Agreement” shall be deleted and replaced by “Secured Note Agreement” and all such references in the Note Agreement shall be amended accordingly.
1.2 Section 1.4(b) of the Note Agreement is hereby deleted in its entirety and replaced with the following:
“(b) Loan Payment. The Company shall repay the entire outstanding principal amount of the Loan in three or more installments in the amounts and on the Repayment Dates set forth in the attached Principal Repayment Schedule, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided, however, that in the event of any prepayment of principal pursuant to Section 1.4(c) or (d) below, (i) the Principal Repayment Schedule shall be revised to reflect such prepayment, with such prepayment being applied to the principal amount due on the Maturity Date, and (ii) corresponding changes shall be made to the installments set forth on Schedule I to the Note.”
1.3 Section 1.4 of the Note Agreement is hereby amended by adding a new Section 1.4(d) to read as follows:
“(d) Mandatory Prepayment. If the Company obtains, in the aggregate, at least $10 million in equity or debt financing during the period from April 1, 2010 to the Maturity Date, the Company shall prepay no less than $400,000 of the outstanding principal within ten (10) Business Days of the date on which such aggregate financing equaled or exceeded $10 million. The Company shall provide notice to Century, promptly, but in any event within five (5) days, upon the Company’s receipt of such financing.”
1.4 Section 2.1 of the Note Agreement is hereby amended by amending the definition of:
A.	“Century” by replacing “Section 9.10” with “Section 9.2”;

B.	“Event of Default” by replacing “Section 9.8” with “Section 9.1”;

C.	“Maturity Date” by replacing “June 17, 2010” with “June 17, 2011”;

D.	“Registered Holders” by replacing “Section 9.10” with “Section 9.2”.
1.5 Article 7 of the Note Agreement is hereby amended by replacing the header and first sentence of said Article with the following:
“7. Events of Default. If any of the events specified in this Article 7 shall occur (herein individually referred to as an “Event of Default”), Century shall have the right to declare the entire principal and unpaid accrued interest thereon immediately due and payable, by notice in writing to the Company:”
1.6 Article 8 of the Note Agreement is hereby amended by adding a new Section 8.3 to read as follows:
“8.3 Financing Statements and Other Actions. With respect to Collateral, the Company covenants:

     (a) to execute and deliver to Century all financing statements, notices and other documents from time to time reasonably requested by Century to maintain a perfected security interest in the Collateral in favor of Century; perform such other acts as directed by Century, and execute and deliver to Century such additional conveyances, assignments, agreements and instruments, as Century may at any time reasonably request in connection with the administration and enforcement of this Agreement or Century’s rights, powers and remedies hereunder;
     (b) not to sign or authorize the signing of any financing statement or other document naming the Company as debtor or obligor, or acquiesce or cooperate in the issuance of any bill of lading, warehouse receipt or other document or instrument of title with respect to any Collateral, except those negotiated to Century, or those naming Century as secured party, or with Century’s prior written consent which shall not be unreasonably withheld; and
     (c) not to sell, transfer, lease or otherwise dispose of any Collateral, except for fair consideration and in the ordinary course of the Company’s business.”
1.7	Article 10 of the Note Agreement is hereby amended by amending:
A.	Section 10.3 to replace “Section 9.10” with “Section 9.2”;

B.	Section 10.6 to replace “Section 11.6” with “Section 10.6”;

C.	Section 10.11 to replace “Articles 2, 6, 7, 8, 9, 10 and 11” with “Articles 2, 6, 7, 8, 9 and 10”.
1.8	The Note Agreement is amended by adding Schedule I, Principal Repayment Schedule.

2.	AMENDMENT TO THE NOTE
Schedule I of the Note shall be updated and replaced as set forth in Schedule I to this Amendment.
3.	CONDITIONS TO EFFECTIVENESS
Section 1 of this Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent:
A. The Company shall have delivered to Century two (2) originally executed copies of this Amendment;
B. The Company shall have delivered to Century two (2) originally executed copies of Amendment No. 4 to Distribution Agreement of even date herewith; and
C. The Company shall have taken all corporate and other proceedings required to be taken in connection with the transactions contemplated hereby.

4. COMPANY’S REPRESENTATIONS AND WARRANTIES
In order to induce Century to enter into this Amendment and to amend the Note Agreement in the manner provided herein, the Company represents and warrants to Century that the following statements are true, correct and complete.
4.1 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and to perform its obligations under, the Note Agreement as amended by this Amendment (for purposes of Section 4 and Section 5 of this Amendment, the “Amended Note Agreement”).
4.2 Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Note Agreement have been duly authorized by all necessary corporate action on the part of the Company.
4.3 No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Note Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Company, the Certificate of Incorporation or Bylaws of the Company or any order, judgment or decree of any court or other agency of government binding on the Company, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which the Company is a party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company (other than Liens created in favor of Century), or (iv) require any approval of stockholders or any approval or consent of any Person under any contract to which the Company is a party.
4.4 Governmental Consents. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Note Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the issuance of the Note under applicable federal and state securities laws, which filings and qualifications, if required, will be accomplished by the Company in a timely manner.
4.5 Binding Obligation. This Amendment has been duly executed and delivered by the Company and this Amendment and the Amended Note Agreement are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
5. MISCELLANEOUS
5.1 Reference to and Effect on the Note Agreement.
A. On and after the date hereof, each reference in the Note Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Note Agreement shall mean and be a reference to the Amended Note Agreement.

B. Except as specifically amended by this Amendment, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed.
C. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Century under, the Note Agreement or the Note.
5.2 Fees and Expenses. The Company acknowledges that, in accordance with Section 9.4 of the Note Agreement, all costs, fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Century with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.
5.3 Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
5.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY: CARDICA, INC.
By:	/s/ Bernard Hausen
	Name:	Bernard Hausen
	Title:	President and CEO

CENTURY: CENTURY MEDICAL, INC.
By:	/s/ Akira Hoshino
	Name:	Akira Hoshino
	Title:	President & CEO

SCHEDULE I
PRINCIPAL REPAYMENT SCHEDULE

Amount	Repayment Date
$1,000,000	Within five (5) Business Days of the execution of Amendment No. 2 to Subordinated Convertible Note Agreement

$600,000	Within five (5) Business Days of the execution of Amendment No. 3 to Subordinated Convertible Note Agreement

$1,400,000	June 17, 2011 (the Maturity Date)

$400,000
Mandatory Prepayment. If the Company obtains, in the aggregate, at least $10 million in equity or debt financing during the period from April 1, 2010 to the Maturity Date, the Company shall prepay no less than $400,000 of the outstanding principal within ten (10) Business Days of the date on which such aggregate financing equaled or exceeded $10 million. The Company shall provide notice to Century, promptly, but in any event within five (5) days, upon the Company’s receipt of such financing.